Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (Nos. 333-203747, 333-207693, 333-211552 and 333-230067) on Form S-8 of The Gorman-Rupp Company of our report dated April 22, 2022, relating to the combined financial statements of Tuthill Transfer Systems, appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Schaumburg, Illinois

August 15, 2022